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                                                                    EXHIBIT 99.1



DATE:  November 18, 2005

FROM:
DURA Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309
Keith R. Marchiando (248) 299-7500


FOR IMMEDIATE RELEASE


         DURA AUTOMOTIVE ANNOUNCES RESIGNATION OF CHAIRMAN SCOTT D. RUED
                       DUE TO OTHER BUSINESS COMMITMENTS;
                       CEO LARRY DENTON ELECTED SUCCESSOR

      ROCHESTER HILLS, Mich., November 18, 2005 -- DURA Automotive Systems, Inc. (Nasdaq: DRRA), today announced that Scott D. Rued resigned as chairman of the board and as a director of DURA. As part of a long-term transition plan, Rued's resignation was to occur in May 2006, but due to other pressing business commitments, Rued chose to end his service early. Rued was appointed to the DURA board and elected chairman in April 2002.

      Subsequently, DURA's president, CEO and director, Larry Denton, was elected by the board to serve as DURA's chairman. Denton joined the company as president, CEO and director in January 2003.

      "I want to thank Scott for his 15 years of service to DURA Automotive," said Larry Denton. "He was a company founder and instrumental in DURA's renaissance in 2003. Scott has provided DURA with strong leadership during his tenure on the board, and we understand that Scott's resignation will allow him to devote more time to his other business affairs." Rued is managing partner of Thayer Capital Partners, a private equity firm.

      "Although my resignation comes a few months earlier than I originally intended, I am leaving the board of directors in very capable hands," said Rued. "DURA has an exceptional leader in Larry Denton, and I am confident in his ability to steer the company toward future success in 2006 and beyond."

      In addition, independent director James Futterknecht was elected presiding chairman of the independent board members and chairman of the Executive Committee. Futterknecht has served as a DURA director since May 1999. Nick G. Preda, a director since March of this year, was appointed chair of the Audit Committee. DURA plans to fill the open position on the board as soon as a qualified candidate is identified.


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ABOUT DURA AUTOMOTIVE SYSTEMS, INC.
DURA Automotive Systems, Inc., is a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry. The company is also a leading supplier of similar products to the recreation vehicle (RV) and specialty vehicle industries. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected times frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.


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